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FOR IMMEDIATE RELEASE
                                                Contact: Ross A. Benavides
                                                         Chief Financial Officer
                                                         (713) 860-2528


                              GENESIS ENERGY, L.P.
                         REPORTS SECOND QUARTER RESULTS



         August 11, 2003 - Genesis Energy, L.P. (AMEX:GEL) announced today that its net income for the second quarter of 2003 was $1,890,000, or $0.21 per unit, compared to net income of $2,106,000, or $0.24 per unit, for the second quarter of 2002.
         Income for the six months ended June 30, 2003, was $2,769,000, or $0.31 per unit. For the six months ended June 30, 2002, net income was $3,420,000, or $0.39 per unit. Minority interests had no effect on the results for the quarterly or six months periods.

         Highlights of the Second Quarter

         Genesis made a regular quarterly distribution of $0.05 per common unit for the first quarter of 2003 on May 15, 2003 and will make a distribution for the second quarter of $0.05 per common unit on August 14, 2003, to unitholders of record on July 31, 2003. Genesis currently expects that it will be able to sustain this level of distribution and looks forward to growing distributions as soon as it is reasonable to do so.

         Net cash flow provided by operating activities was $193,000 for the second quarter of 2003. Genesis generated Available Cash before reserves (a non-GAAP measure) during the second quarter of $1,963,000. This was more than enough to provide for the aggregate regular quarterly distribution of $440,000, and to allow Genesis to increase its liquidity to support future growth of the business and future regular quarterly distributions. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

        Gross margin (excluding depreciation) from gathering and marketing operations was $4.2 million for the second quarter of 2003, as compared to $3.6 million in the prior year. This increase in gross margin (excluding depreciation) between the two periods resulted from a $2.3 million price variance, largely offset by a negative variance of $1.7 million due to a 22 % decrease in wellhead, bulk and exchange purchase volumes in the 2003 period. Credit costs and field costs were flat between the two quarterly periods.

        Pipeline gross margin (excluding depreciation) was $1.7 million for the second quarter of 2003, as compared to $2.6 million for the second quarter of 2002. The factors decreasing pipeline gross margin (excluding depreciation) were $1.5 million higher pipeline operating costs related to regulatory and spill prevention requirements, higher insurance costs and increased operating and maintenance costs, and a $0.2 million decrease in revenue due to a decline in throughput of 5 percent between the two periods. Offsetting these factors were a $0.4 million increase in revenues from sales of pipeline loss allowance barrels primarily as a result of higher crude prices, and a $0.4 million increase in revenues due to an increase of 10 percent in the average tariff on shipments.

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        General and administrative expenses increased $0.2 million during the three months ended June 30, 2003 as compared to the same period in 2002, principally due to small increases in audit and consultant fees, directors' fees and increased premiums for officers and directors liability insurance. An accrual for bonuses under the Partnership's bonus program in 2003 was offset by reductions in personnel and benefits costs.

         Interest costs were $0.1 million less in the 2003 quarter primarily due to lower commitment fees as a result of a reduction in the size of the Partnership's credit facility between the two periods.

         Outlook

         The Partnership's gathering and marketing business is expected to perform well during the remainder of 2003, although perhaps not as well as during the first six months of 2003. The first half of 2003 was positively impacted by higher than usual market prices and by the reduction by the Partnership of its inventory volumes during the period of these higher market prices. Both volumes and margins are expected to be somewhat lower during the remainder of 2003 as this business is likely to be subject to market volatility. Genesis expects pipeline gross margin excluding depreciation for the second half of 2003 to be generally consistent with that in the first half of the year.

         Genesis currently expects that it will be able to sustain regular quarterly distributions for 2003 and 2004 of at least $0.05 per unit for each quarter. Based on current conditions, the Partnership does not expect to restore the regular distribution to the targeted minimum distribution amount of $0.20 per quarter for the next year or two. However, if actual results exceed the Partnership's expectations for improving the performance of the business, or if it is able to complete a CO2 asset acquisition from Denbury, or if its capital projects cost less than currently estimated, or if its access to capital allows Genesis to make accretive acquisitions, the Partnership may be able to increase its regular quarterly distributions or restore the targeted minimum quarterly distribution sooner.

         Other Matters

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended June 30, 2003 is as follows:

             Net income                                         $    1,890,000
             Depreciation and amortization expense                   1,369,000
             Maintenance capital expenditures                       (1,296,000)
                                                                --------------
             Available Cash before reserves                     $    1,963,000
                                                                ==============

         Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities for the three and six months ended June 30, 2003 in the financial tables below.

         Genesis Energy, L.P. will broadcast its Second Quarter Earnings Announcement Conference Call on Tuesday, August 12, 2003, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event. There is no charge to access the event.

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         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings.



                               (tables to follow)

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                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)


                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2003                June 30, 2002
                                                                 -------------                -------------
Revenues                                                        $      481,831                $     480,008
Cost of Sales                                                          470,717                      468,348
                                                                --------------                -------------
    GROSS MARGIN                                                        11,114                       11,660
General & Administrative Expenses                                        4,808                        4,292
Depreciation and Amortization Expense                                    2,884                        2,898
Other                                                                      (47)                           -
                                                                --------------                -------------
    OPERATING INCOME                                                     3,469                        4,470
Interest Expense, Net                                                     (700)                        (668)
Unrealized Loss on Change in Fair Value of Derivatives                       -                       (1,057)
Gains from Disposals of Surplus Assets                                       -                          675
                                                                --------------                -------------
   Income Before Minority Interests                                      2,769                        3,420
Minority Interests                                                           -                            -
                                                                --------------                -------------
   NET INCOME                                                   $        2,769                $       3,420
   NET INCOME PER COMMON UNIT - BASIC AND DILUTED               ==============                =============
                                                                $         0.31                $        0.39
                                                                ==============                =============

Wellhead barrels per day                                                60,125                       66,476
Pipeline barrels per day                                                71,432                       75,493


                                                              Three Months Ended           Three Months Ended
                                                                 June 30, 2003                June 30, 2002
                                                                 -------------                -------------
Revenues                                                        $      219,949                $     240,769
Cost of Sales                                                          214,090                      234,547
                                                                --------------                -------------
    GROSS MARGIN                                                         5,859                        6,222
General & Administrative Expenses                                        2,445                        2,204
Depreciation and Amortization Expense                                    1,369                        1,475
Other                                                                       (3)                           -
                                                                --------------                -------------
    OPERATING INCOME                                                     2,048                        2,543
Interest and Other, Net                                                   (158)                        (268)
Unrealized Loss on Change in Fair Value of Derivatives                       -                         (355)
Gains from Disposals of Surplus Assets                                       -                          186
                                                                --------------                -------------
    Income Before Minority Interests                                     1,890                        2,106
Minority Interests                                                           -                            -
                                                                --------------                -------------
    NET INCOME                                                  $        1,890                $       2,106
                                                                ==============                =============
    NET INCOME PER COMMON UNIT - BASIC AND DILUTED              $         0.21                $        0.24
                                                                ==============                =============

Wellhead barrels per day                                                58,815                       65,497
Pipeline barrels per day                                                71,472                       75,576


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                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                                                 June 30, 2003              December 31, 2002
                                                                 -------------              -----------------
ASSETS
Cash                                                            $        2,863                $       1,071
Accounts Receivable                                                     76,795                       80,664
Inventories                                                              1,490                        4,952
Other Current Assets                                                     4,269                        5,410
                                                                --------------                -------------
Total Current Assets                                                    85,417                       92,097
Net Property                                                            45,686                       44,460
Other Assets                                                             1,028                          980
                                                                --------------                -------------
Total Assets                                                    $      132,131                $     137,537
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts Payable                                                $       80,028                $      87,386
Accrued Liabilities                                                      7,918                        8,834
                                                                --------------                -------------
Total Current Liabilities                                               87,946                       96,220
Long-Term Debt                                                           6,000                        5,500
Minority Interest                                                          515                          515
Partners' Capital                                                       37,670                       35,302
                                                                --------------                -------------
Total Liabilities and Partners' Capital                         $      132,131                $     137,537
                                                                ==============                =============

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                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)

                                                               Six Months Ended             Six Months Ended
                                                                 June 30, 2003                June 30, 2002
                                                                 -------------                -------------
Net income                                                      $        2,769                $       3,420
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                         2,884                        2,898
   Amortization/write-off of credit facility issuance
   costs                                                                   841                          320
   Gains on asset disposals                                                (47)                        (675)
   Other non-cash charges                                                   39                        1,867
   Changes to components of working capital                               (237)                       3,756
                                                                --------------                -------------
Net cash provided by operating activities                                6,249                       11,586
                                                                --------------                -------------

Additions to property and equipment                                     (3,509)                      (1,212)
Proceeds from sales of assets and other                                     85                        2,183
                                                                --------------                -------------
Net cash (used in) provided by investing activities                     (3,424)                         971
                                                                --------------                -------------

Net borrowings (repayments) of debt                                        500                      (12,400)
Distributions to partners                                                 (440)                           -
Credit facility issuance fees                                           (1,093)                           -
                                                                --------------                -------------
Net cash used in investing activities                                   (1,033)                     (12,400)
                                                                --------------                -------------

Net increase in cash and cash equivalents                                1,792                          157
Cash and cash equivalents at beginning of period                         1,071                        5,777
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        2,863                $       5,934
                                                                ==============                =============

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                              Genesis Energy, L.P.
                        Reconciliation of Unaudited GAAP
                "Net Cash Flow Provided by Operating Activities"
                  to Non-GAAP "Available Cash before Reserves"
                for the Three and Six Months Ended June 30, 2003
                                 (in thousands)


                                                              Three Months Ended            Six Months Ended
                                                                 June 30, 2003                June 30, 2003
                                                                 -------------                -------------
Net Cash Flow Provided by Operating Activities                  $          193                $       6,249
Adjustments to reconcile Net Cash Flow Provided
      by Operating Activities to Available Cash
      before reserves:
   Maintenance capital expenditures                                     (1,296)                      (2,940)
   Proceeds in excess of gains from sales of assets                          3                           87
   Change in fair value of derivatives                                       -                          (39)
   Amortization of credit facility issuance costs                          (91)                        (841)
   Net effect of changes in operating accounts not
   included in calculation of Available Cash before
   reserves                                                              3,154                          237
                                                                --------------                -------------
Available Cash before reserves                                  $        1,963                $       2,753
                                                                ==============                =============

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